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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): APRIL 14, 1995

                          AMERICAN GENERAL CORPORATION
             (Exact name of registrant as specified in its charter)

            TEXAS                           1-7981                        74-0483432
 (State or other jurisdiction      (Commission File Number)             (IRS Employer
      of incorporation)                                             Identification Number)

      2929 ALLEN PARKWAY, HOUSTON, TEXAS                       77019
  (Address of principal executive  offices)                  (Zip Code)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (713) 522-1111

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

                          AMERICAN GENERAL CORPORATION

                         TABLE OF CONTENTS TO FORM 8-K

                                                                                           PAGE
                                                                                           ----
Item 7.    Financial Statements, Pro Forma Financial Information, and Exhibits...........    3
           (a)  Financial Statements of Business Acquired -- American Franklin Company.
                Report of Independent Accountants........................................    4
                Consolidated Statement of Income for the years ended December 31, 1994
                  and 1993...............................................................    5
                Consolidated Balance Sheet at December 31, 1994 and 1993.................    6
                Consolidated Statement of Stockholder's Equity for the years ended
                  December 31, 1994 and 1993.............................................    7
                Consolidated Statement of Cash Flows for the years ended December 31,
                  1994 and 1993..........................................................    8
                Notes to Consolidated Financial Statements...............................    9
           (b)  Pro Forma Financial Information.
                Pro Forma Financial Information of American General Corporation..........   23
                Pro Forma Consolidated Balance Sheet at December 31, 1994 (Unaudited)....   24
                Pro Forma Consolidated Statement of Income for the year ended December
                  31, 1994 (Unaudited)...................................................   25
                Notes to Pro Forma Consolidated Financial Statements (Unaudited).........   26
           (c)  Exhibits.................................................................   32
           Signature.....................................................................   33


ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION, AND EXHIBITS.

     (a) Financial Statements of Business Acquired.

          On January 31, 1995, American General Corporation (AGC) through its wholly-owned subsidiary, AGC Life Insurance Company (AGC Life), acquired American Franklin Company (AFC), the holding company of The Franklin Life Insurance Company, pursuant to a Stock Purchase Agreement dated as of November 29, 1994, between AGC and American Brands, Inc. (American Brands). The purchase price was $1.17 billion, consisting of $920 million in cash paid at closing and a $250 million cash dividend paid by AFC to American Brands prior to closing. The dividend was paid on January 30, 1995.

          On February 15, 1995, AGC filed a Current Report on Form 8-K, dated February 14, 1995, that included 1993 audited consolidated financial statements of AFC and pro forma consolidated financial statements of AGC as of and for the nine months ended September 30, 1994 and for the year ended December 31, 1993.

          This Current Report on Form 8-K, updating the previously filed financial statements, includes the 1994 audited consolidated financial statements of AFC and pro forma consolidated financial statements of AGC as of and for the year ended December 31, 1994.

          The consolidated financial statements of AFC are on pages 4-22; the proforma consolidated financial statements of AGC are on pages 23-32. See the Table of Contents for a list of the financial information contained therein.

                       REPORT OF INDEPENDENT ACCOUNTANTS

                            ------------------------

To the Board of Directors
  and Stockholder of
  American Franklin Company

     We have audited the consolidated balance sheets of American Franklin Company and Subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of income, stockholder's equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     As discussed in Note 1 to the Consolidated Financial Statements, on January 31, 1995, American Brands, Inc. completed the sale of American Franklin Company and Subsidiaries to a subsidiary of American General Corporation. These financial statements have been prepared on a basis consistent with prior years and have not been adjusted to reflect the effects of this sale.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Franklin Company and Subsidiaries as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

     As discussed in the Notes to Consolidated Financial Statements, in 1993 the Company changed its methods of accounting for postretirement benefits other than pensions, certain investments in debt and equity securities, and reinsurance contracts.

                                          COOPERS & LYBRAND, L.L.P.

203 North LaSalle Street
Chicago, Illinois 60601
February 1, 1995

                           AMERICAN FRANKLIN COMPANY

                        CONSOLIDATED STATEMENT OF INCOME
                                 (IN MILLIONS)

                                                                          FOR THE YEARS ENDED
                                                                              DECEMBER 31,
                                                                         ----------------------
                                                                           1994          1993
                                                                         --------      --------
Premiums and other revenues
  Premiums.............................................................  $  502.7      $  462.2
  Net investment income................................................     478.7         465.4
  Investment (losses) gains............................................     (14.4)         92.6
  Other income.........................................................      68.5          50.8
                                                                         --------      --------
                                                                          1,035.5       1,071.0
                                                                         --------      --------
Benefits and expenses
  Benefits paid or provided
     Death claims and other policy benefits............................     225.0         252.4
     Other insurance benefits..........................................       8.0           7.1
     Investment-type contracts.........................................     170.5         169.1
     Dividends to policyholders........................................      87.0          92.3
  Change in policy reserves............................................     218.1         122.2
  Increase in participating policyholders' interests...................      12.0          12.2
                                                                         --------      --------
                                                                            720.6         655.3

  Amortization of deferred policy acquisition costs....................      71.3          68.0
  Other operating expenses.............................................     119.7         120.3
  Amortization of present value of future profits......................       9.0           7.9
  Amortization of intangibles resulting from business acquisitions.....       3.3           3.3
                                                                         --------      --------
                                                                            923.9         854.8
                                                                         --------      --------
Income before provision for taxes......................................     111.6         216.2
  Provision for income tax (benefit)
     Current...........................................................      75.7          97.8
     Deferred..........................................................     (31.9)        (18.7)
                                                                         --------      --------
                                                                             43.8          79.1
                                                                         --------      --------

Income before cumulative effect of changes in accounting principles....      67.8         137.1
Cumulative effect of changes in accounting principles..................         -         (17.9)
                                                                         --------      --------
          Net income...................................................  $   67.8      $  119.2
                                                                          =======       =======

                See Notes to Consolidated Financial Statements.

                           AMERICAN FRANKLIN COMPANY

                           CONSOLIDATED BALANCE SHEET
                      (IN MILLIONS, EXCEPT FOR SHARE DATA)

                                                                             DECEMBER 31,
                                                                          -------------------
                                                                           1994        1993
                                                                          -------     -------
ASSETS
Investments
  Held-to-maturity, fixed maturities at amortized cost.................. $4,896.8    $4,525.5
  Trading securities, at fair value.....................................    176.5       271.7
  Available-for-sale securities, at fair value..........................    164.4       138.0
  First mortgage loans on real estate, at unpaid principal balance......    636.2       537.2
  Policy loans, at unpaid principal balance.............................    334.2       311.2
  Other investments.....................................................     60.6        25.3
                                                                          -------     -------
                                                                          6,268.7     5,808.9
Cash and cash equivalents...............................................    149.8        79.1
Accrued investment income...............................................    106.8       101.0
Receivables from agents.................................................     17.9        15.0
Amounts recoverable from reinsurers.....................................     23.2        26.0
Deferred policy acquisition costs.......................................    510.6       470.5
Property and equipment, at cost, less accumulated depreciation
  (1994, $36.1; 1993, $32.5)............................................     20.2        19.3
Present value of future profits, less accumulated amortization
  (1994, $140.0; 1993, $131.1)..........................................    174.7       169.9
Intangibles resulting from business acquisitions, less accumulated
  amortization (1994, $53.0; 1993, $49.9)...............................     79.8        83.2
Other assets............................................................     19.0       257.0
Assets held in separate accounts........................................    104.3        86.8
                                                                          -------     -------
          Total assets.................................................. $7,475.0    $7,116.7
                                                                          =======     =======

LIABILITIES
Policy reserves and claims
  Life, annuity and accident and health reserves........................ $2,733.3    $2,512.9
  Policy and contract claims............................................     39.1        41.4
Other policyholders' funds
  Investment-type contract deposits.....................................  2,897.3     2,732.3
  Participating policyholders' interests................................    190.7       180.4
  Other.................................................................     55.8        57.6
Federal income taxes
  Current...............................................................      6.0        (1.4)
  Deferred..............................................................    (22.0)       18.6
Accrued expenses and other liabilities..................................    110.7       144.9
Liabilities related to separate accounts................................    104.3        86.8
                                                                          -------     -------
          Total liabilities.............................................  6,115.2     5,773.5
                                                                          -------     -------

STOCKHOLDER'S EQUITY
Common stock, par value $1 per share, 1,000 shares authorized,
  issued and outstanding................................................        -           -
Paid-in capital.........................................................    845.1       845.1
Retained earnings.......................................................    522.8       492.8
Net unrealized (depreciation) appreciation on available-for-sale
  securities............................................................     (8.1)        5.3
                                                                          -------     -------
          Total stockholder's equity....................................  1,359.8     1,343.2
                                                                          -------     -------
          Total liabilities and stockholder's equity.................... $7,475.0    $7,116.7
                                                                          =======     =======

                See Notes to Consolidated Financial Statements.

                           AMERICAN FRANKLIN COMPANY

                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
                                 (IN MILLIONS)

                                                                         FOR THE YEARS ENDED
                                                                            DECEMBER 31,
                                                                        ---------------------
                                                                         1994          1993
                                                                        -------       -------
Common stock.........................................................   $     -       $     -
                                                                        -------       -------
Paid-in capital......................................................     845.1         845.1
                                                                        -------       -------
Retained earnings
  January 1 balance..................................................     492.8         418.8
  Net income.........................................................      67.8         119.2
  Dividends to parent................................................     (37.8)        (45.2)
                                                                        -------       -------
  December 31 balance................................................     522.8         492.8
                                                                        -------       -------
Net unrealized appreciation (depreciation) on investments
  January 1 balance..................................................       5.3          10.5
                                                                        -------       -------
  Gross change for the year
     Available-for-sale..............................................     (23.8)          8.3
     Trading securities..............................................         -         (16.1)
     Amounts applicable to deferred federal income taxes.............       8.6           2.6
     Amounts applicable to participating policyholders' interest,
       net of deferred federal income taxes..........................       1.8             -
                                                                        -------       -------
  Net change for the year............................................     (13.4)         (5.2)
                                                                        -------       -------
  December 31 balance................................................      (8.1)          5.3
                                                                        -------       -------
Stockholder's equity at December 31..................................  $1,359.8      $1,343.2
                                                                        =======       =======

                See Notes to Consolidated Financial Statements.

                           AMERICAN FRANKLIN COMPANY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN MILLIONS)

                                                                         FOR THE YEARS ENDED
                                                                             DECEMBER 31,
                                                                         --------------------
                                                                          1994         1993
                                                                         -------      -------
Cash flows from operating activities
  Net income..........................................................   $  67.8      $ 119.2
  Changes in accounting principles....................................         -         17.9
  Loss (gain) on sale of investments, net.............................      14.4        (92.6)
  Purchase of trading securities......................................    (183.3)           -
  Proceeds from sale of trading securities............................     247.0            -
  Amortization of present value of future profits and intangibles.....      12.3         11.2
  Change in policy reserves, claims and other policyholder's funds....     232.8        141.1
  Interest credited, net of charges on investment contract deposits...     153.0        155.1
  Change in other assets and liabilities..............................     (37.3)       (20.0)
  Change in deferred policy acquisition costs.........................     (40.1)       (32.6)
                                                                         -------      -------
          Net cash provided from operating activities.................     466.6        299.3
                                                                         -------      -------
Cash flows from investing activities
  Additions to property and equipment.................................      (5.0)        (6.5)
  Purchase of investments:
     Held-to-maturity.................................................    (621.8)           -
     Available-for-sale...............................................     (57.3)           -
     Other investments................................................    (224.3)    (2,079.6)
  Proceeds from maturity, call or sale of investments:
     Held-to-maturity.................................................     470.0            -
     Available-for-sale...............................................       8.1            -
     Other investments................................................      72.6      1,708.2
                                                                         -------      -------
          Net cash used by investing activities.......................    (357.7)      (377.9)
                                                                         -------      -------
Cash flows from financing activities
  Dividends to stockholder............................................     (37.8)       (45.2)
  Deposit on annuity and other financial products.....................     336.6        386.0
  Withdrawals of annuity and other financial products.................    (337.0)      (268.5)
                                                                         -------      -------
          Net cash (used) provided by financing activities............     (38.2)        72.3
                                                                         -------      -------
Net change in cash and cash equivalents...............................      70.7         (6.3)
Cash and cash equivalents at beginning of year........................      79.1         85.4
                                                                         -------      -------
Cash and cash equivalents at end of year..............................   $ 149.8      $  79.1
                                                                         =======      =======

                See Notes to Consolidated Financial Statements.

                           AMERICAN FRANKLIN COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and include the accounts of American Franklin Company (AFC) and its subsidiary, The Franklin Life Insurance Company
(FLIC), as well as its subsidiaries, The Franklin United Life Insurance Company (FULIC), The American Franklin Life Insurance Company (AMFLIC), and Franklin Financial Services Corporation. Significant intercompany transactions are eliminated in consolidation.

     Prior to January 31, 1995, AFC was a wholly-owned subsidiary of American Brands, Inc. (American Brands). On January 31, 1995, American Brands completed the sale of AFC to AGC Life Insurance Company (AGC Life), a subsidiary of American General Corporation (American General), for a purchase price of $920 million. This transaction received the required regulatory approval from both the Illinois and New York Insurance Departments.

     On January 30, 1995, AFC paid an extraordinary dividend of $250 million to American Brands. This dividend was approved by the Illinois Department of Insurance.

     These financial statements have been prepared on a basis consistent with prior years. Future financial statements will be prepared under the provisions of Accounting Principles Board Opinion 16, "Business Combinations", and other existing accounting literature pertaining to "purchase accounting", based on AGC Life's purchase price and, accordingly, will not be consistent with the basis of presentation of these financial statements.

  Accounting Changes

     On January 1, 1993, AFC adopted FAS Statement No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and FAS Statement No. 112, "Employers' Accounting for Postemployment Benefits." On December 31, 1993, AFC adopted FAS Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The initial effects of adopting these statements were recorded as cumulative changes in accounting principles as follows:

                                                                     FAS STATEMENTS NO.
                                                                 ---------------------------
                           (IN MILLIONS)                         106/112      115      TOTAL
                                                                 -------     -----     -----
    Pretax charge (credit).....................................   $31.5      $(4.1)    $27.4
    Income taxes...............................................    11.0       (1.5)      9.5
                                                                 -------     -----     -----
    Net loss (income)..........................................   $20.5      $(2.6)    $17.9
                                                                 ======      =====     =====

  Cash and Cash Equivalents

     Highly liquid investments with an original maturity of three months or less are included in cash and cash equivalents. The carrying amount approximates fair value.

  Valuation of Investments

     Beginning December 31, 1993, held-to-maturity securities, fixed maturity securities purchased with the ability and intent to hold until maturity, are carried at amortized cost. Trading securities, equity securities and certain fixed maturities purchased with the intent of selling in the near term, are carried at fair value with unrealized holding gains and losses included in net income. The cost for these trading securities was $177.3 million and $267.6 million at December 31, 1994 and 1993, respectively. Available-for-sale securities, representing fixed maturity securities not elsewhere classified, are carried at fair value with unrealized holding

                           AMERICAN FRANKLIN COMPANY
gains and losses included directly in common stockholder's equity, net of applicable deferred federal income taxes and net of participating policyholders' interest.

     Investment income is recognized as revenue when earned. Realized gains and losses on disposals of investments are determined on a specific identification basis based on historical cost and were included in net income.

  Recognition of Premium Revenue and Policy Benefits

     For traditional life and annuity products, premiums are recognized as revenue when received. Policy reserves have been established in a manner which allocates policy benefits and expenses on a basis consistent with recognition of the related premiums and generally results in recognition of profits over the premium paying period of the policies.

     For investment-type contracts, principally deferred annuity contracts, premiums are treated as policyholder deposits and are recorded as liabilities. Benefits paid reduce the policyholder liability.

     For Universal Life products, premiums are treated as policyholder deposits and credited to liabilities. Revenue is recognized as amounts are assessed against the policyholder account for mortality coverage and contract expenses. Surrender benefits reduce the account value. Death benefits are expensed when incurred, net of the account value.

  Deferred Policy Acquisition Costs

     Costs directly associated with acquiring new business, principally commissions, along with home office expenses relating to underwriting and policy issue and certain agency expenses, all of which vary with and are primarily related to the production of new business, have been deferred to the extent recoverable.

     Deferred policy acquisition costs for traditional products are being amortized over the anticipated premium-paying period of the related policies, using the same assumptions that are applied in calculating policy reserves.

     For investment-type contracts, deferred costs are amortized at a constant rate in proportion to anticipated profits.

  Policy Reserves and Investment-Type Contract Deposits

     Policy reserves provide amounts adequate to discharge estimated future obligations on policies in force. Policy reserves for traditional insurance contracts are computed by the net level premium valuation method. Life and annuity reserves have been computed based upon future investment needs, mortality, withdrawals and current dividend scale assumptions applicable to these coverages, with provision for reasonable adverse deviation. Interest rates range from 2% to 11.5%, and mortality and withdrawal assumptions reflect company experience and industry standards. The assumptions vary by plan, age at issue, year of issue and duration.

     For investment-type products, the liability for future policyholder benefits and the policyholder account balance are equal. The policyholder account balance includes premium deposits and interest credits less mortality and expense charges.

  Participating Policyholders' Interests

     Income before taxes and unrealized gains and losses on available-for-sale securities, for participating policies, is determined annually. From the amounts determined, the applicable portion is allocated to participating policies for dividends and to satisfy regulatory requirements. These amounts, net of applicable income taxes, are included in the liability for participating policies.

                           AMERICAN FRANKLIN COMPANY

  Present Value of Future Profits

     The present value of profits to be realized from future premiums, relating to insurance in force at the date of acquisition of AFC and from additions related to assumed reinsurance, is being amortized over the years that such profits are anticipated to be earned. These future profits have been discounted to provide an appropriate rate of return using assumptions applied in calculating policy reserves and deferred policy acquisition costs.

  Intangibles Resulting from Business Acquisitions

     Intangibles resulting from the acquisition of AFC are being amortized on a straight-line basis over a 40-year period. AFC periodically evaluates the recoverability of intangibles resulting from business acquisitions and measures the amount of impairment, if any, by assessing current and future levels of income and cash flows as well as other factors such as business trends and prospects and market and economic conditions.

  Real Estate and Property and Equipment

     Real estate and property and equipment are being depreciated on a straight-line basis over their useful lives. Profits or losses resulting from dispositions are included in the statement of income. Betterments and renewals which improve and extend the life of an asset are capitalized; maintenance and repairs are charged to expense.

  Federal Income Taxes

     Deferred tax liabilities and assets are established for temporary differences between financial and tax reporting bases. These liabilities and assets reflect the enacted tax rates expected to be in effect when the temporary differences reverse.

  Business Segment

     AFC, through its subsidiaries, operates in the life insurance industry, marketing individual and group life, annuity, and accident and health products.

  Reclassification

     Certain prior year balances have been reclassified to conform with the current year presentation.

2. INVESTMENTS

     On December 31, 1993, AFC elected to adopt FAS Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities". This pronouncement addresses accounting and reporting for debt and equity investments that have readily determinable fair values. The change in net unrealized holding gain or loss on available-for-sale securities was included in stockholder's equity at December 31, and was, in millions of dollars, as follows:

                                                                           1994      1993
                                                                          ------     -----
    Change in unrealized holding gain or (loss) on available-for-sale
      securities......................................................... $(23.8)    $(7.8)
    Change in deferred income taxes......................................   (8.6)     (2.6)
    Change in par interest...............................................   (1.8)        -
                                                                          ------     -----
    Change in net unrealized holding gain or (loss) on available-for-sale
      securities......................................................... $(13.4)    $(5.2)
                                                                          ======     =====

                           AMERICAN FRANKLIN COMPANY

     The change in net unrealized holding gain or loss on trading securities was included in earnings during 1994 and recorded as part of the effect of a change in accounting principles for 1993 and was, in millions of dollars, as follows:

                                                                           1994       1993
                                                                           -----      ----
    Unrealized holding gain or (loss) on trading securities.............   $(5.3)     $4.1
    Deferred income (benefit) tax.......................................    (1.9)      1.5
                                                                           -----      ----
    Net unrealized holding gain or (loss) on trading securities.........   $(3.4)     $2.6
                                                                           =====      ====

     Information about available-for-sale and held-to-maturity securities, in millions of dollars, follows:

                                                                     DECEMBER 31, 1994
                                                      ------------------------------------------------
                                                                     GROSS         GROSS
                                                      AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                                        COST         GAINS         LOSSES       VALUE
                                                      ---------    ----------    ----------    -------
HELD-TO-MATURITY SECURITIES:
  US Treasury securities and obligations of US
     Government corporations and agencies...........   $  49.0       $  0.7       $   (2.8)    $  46.9
  Obligations of states and political
     subdivisions...................................      18.0          0.2           (1.2)       17.0
  Fixed maturity securities issued by foreign
     governments....................................     113.7          1.8           (6.8)      108.7
  Corporate securities
     Public utilities...............................   1,549.5         16.8         (128.9)    1,437.4
     All other......................................   2,700.1         42.4         (142.4)    2,600.1
  Mortgage-backed securities........................     464.0          3.8          (68.4)      399.4
  Redeemable preferred stocks.......................       2.5          0.6           (0.1)        3.0
                                                      ---------    ----------    ----------    -------
     Held-to-maturity...............................   4,896.8         66.3         (350.6)    4,612.5
                                                      ---------    ----------    ----------    -------
AVAILABLE-FOR-SALE SECURITIES:
  US Treasury securities and obligations of US
     Government corporations and agencies...........     176.6          1.7          (16.7)      161.6
  Fixed maturity securities issued by foreign
     governments....................................       3.4            -           (0.6)        2.8
                                                      ---------    ----------    ----------    -------
     Available-for-sale.............................     180.0          1.7          (17.3)      164.4
                                                      ---------    ----------    ----------    -------
          Total fixed maturities....................  $5,076.8       $ 68.0       $ (367.9)   $4,776.9
                                                       =======     ========       ========     =======

                           AMERICAN FRANKLIN COMPANY

                                                                     DECEMBER 31, 1993
                                                      ------------------------------------------------
                                                                     GROSS         GROSS
                                                      AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                                        COST         GAINS         LOSSES       VALUE
                                                      ---------    ----------    ----------    -------
HELD-TO-MATURITY SECURITIES:
  US Treasury securities and obligations of US
     Government corporations and agencies...........   $  47.2       $  7.2        $    -      $  54.4
  Obligations of states and political
     subdivisions...................................      25.9          2.3          (0.2)        28.0
  Fixed maturity securities issued by foreign
     governments....................................      97.1         11.2          (0.4)       107.9
  Corporate securities
     Public utilities...............................   1,479.6        137.9          (6.1)     1,611.4
     All other......................................   2,407.5        273.6          (7.1)     2,674.0
  Mortgage-backed securities........................     465.4         48.6          (0.4)       513.6
  Redeemable preferred stocks.......................       2.8          0.5             -          3.3
                                                      ---------    ----------    ----------    -------
     Held-to-maturity...............................   4,525.5        481.3         (14.2)     4,992.6
                                                      ---------    ----------    ----------    -------
AVAILABLE-FOR-SALE SECURITIES:
  US Treasury securities and obligations of US
     Government corporations and agencies...........     125.9          7.2          (0.2)       132.9
  Fixed maturity securities issued by foreign
     governments....................................       3.1          1.1             -          4.2
  Redeemable preferred stocks.......................       0.8          0.1             -          0.9
                                                      ---------    ----------    ----------    -------
     Available-for-sale.............................     129.8          8.4          (0.2)       138.0
                                                      ---------    ----------    ----------    -------
          Total fixed maturities....................  $4,655.3       $489.7        $(14.4)    $5,130.6
                                                       =======     ========      ========      =======

     The amortized cost and estimated fair value of certain debt securities, in millions of dollars, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                        DECEMBER 31, 1994
                                                                      ---------------------
                                                                      AMORTIZED      FAIR
                                                                        COST         VALUE
                                                                      ---------     -------
    Held-to-maturity
      Due in one year or less......................................    $  46.5      $  46.4
      Due after one year through five years........................      562.5        567.1
      Due after five years through ten years.......................    1,782.0      1,702.7
      Due after ten years..........................................    2,041.8      1,896.9
      Mortgage-backed securities...................................      464.0        399.4
                                                                      ---------     -------
              Totals...............................................   $4,896.8     $4,612.5
                                                                       =======      =======
    Available-for-sale
      Due in one year or less......................................    $   5.2      $   5.0
      Due after one year through five years........................       22.6         20.5
      Due after five years through ten years.......................       49.7         45.5
      Due after ten years..........................................      102.5         93.4
                                                                      ---------     -------
              Totals...............................................    $ 180.0      $ 164.4
                                                                       =======      =======

                           AMERICAN FRANKLIN COMPANY

     The following is an analysis of investment gains (losses), in millions of dollars, for fixed maturities and equity securities, net of participating policyholders' interest and applicable tax for the years ended December 31:

                                                             1994                        1993
                                                   ------------------------    ------------------------
                                                    REALIZED     UNREALIZED     REALIZED     UNREALIZED
                                                   ----------    ----------    ----------    ----------
    Held-to-maturity (fixed maturities).........    $   16.5      $ (751.4)     $   70.2      $  155.0
    Trading securities (equities)...............       (26.2)         (5.3)         26.6         (12.0)
    Available-for-sale..........................           -         (23.8)            -           8.2
    Participating policyholders' interests......        (0.9)        (70.3)         (4.0)        (14.7)
    Tax effect..................................        (3.4)        (10.6)*       (34.0)          1.1*
                                                   ----------    ----------    ----------    ----------
    Net gains (losses) on investments...........    $  (14.0)     $ (861.4)     $   58.8      $  137.6
                                                    ========      ========      ========      ========

     * Tax effect relates only to trading and available-for-sale categories. Deferred taxes do not apply to held-to-maturity securities since these securities are carried at amortized cost.

     The following is an analysis, in millions of dollars, of unrealized appreciation (depreciation) on investments in trading portfolio/equity securities for the years ended December 31:

                                                                         1994        1993
                                                                        ------      ------
    Gross appreciation...............................................   $  9.8      $ 14.9
    Gross depreciation...............................................    (11.0)      (10.8)
    Deferred taxes...................................................      0.4        (1.5)
                                                                        ------      ------
    Net unrealized (depreciation) appreciation.......................   $ (0.8)     $  2.6
                                                                        ======      ======

     As of December 31, 1994 and 1993, bonds and other investments carried at $24.8 million and $24.6 million, respectively, were on deposit with regulatory authorities to comply with state insurance laws.

     Voluntary sales of investments in millions of dollars, resulted in:

                                                                                  REALIZED
                                                                              ----------------
                                                                 PROCEEDS     GAINS     LOSSES
                                                                 --------     -----     ------
    1994 Available-for-sale....................................   $    -      $   -     $   -
    1994 Trading...............................................    236.7       23.2      49.4
    1993.......................................................     34.1        1.0       0.2

     There were no transfers of securities between investment asset classifications during 1994 and accordingly, no gross gains and losses were included in earnings for 1994.

     FLIC and its life company subsidiaries are restricted by the insurance laws of their domiciliary states as to the amount each can invest in any entity. At December 31, 1994 and 1993, FLIC's largest investment in any one entity other than U.S. Government obligations was $40.7 million and $39.3 million, respectively.

                           AMERICAN FRANKLIN COMPANY

     The following is an analysis, in millions of dollars, of net investment income:

                                                                           FOR THE YEARS
                                                                               ENDED
                                                                           DECEMBER 31,
                                                                         -----------------
                                                                          1994       1993
                                                                         ------     ------
    Gross investment income
      Bonds............................................................  $401.2     $393.8
      Redeemable preferred stocks......................................    (0.4)       0.4
      Common stocks....................................................     4.7        8.1
      Nonredeemable preferred stocks...................................       -        0.2
      First mortgage loans.............................................    54.9       47.7
      Real estate......................................................       -        0.2
      Policy loans.....................................................    18.3       17.8
      Other............................................................     7.5        3.6
                                                                         ------     ------
                                                                          486.2      471.8
              Less investment expenses.................................     7.5        6.4
                                                                         ------     ------
              Net investment income....................................  $478.7     $465.4
                                                                         ======     ======

3. DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     Information is provided about management's best estimates of fair value of certain financial instruments for which it is practicable to estimate that value. This disclosure excludes certain insurance policy related financial instruments and all nonfinancial instruments. The aggregate fair value amounts presented are not intended to represent the underlying aggregate fair value of AFC.

          The methods and assumptions used to estimate fair value are as follows:

          Fair values for held-to-maturity and available-for-sale securities are determined from quoted market prices, where available. For securities not actively traded, fair value is estimated by discounting cash flows and using current interest rates considering credit ratings and the remaining terms to maturity.

          Fair value for trading securities is based on quoted market prices.

          Fair value for mortgage loans is estimated by discounting cash flows and using current interest rates on similar real estate loans considering credit ratings and the remaining terms to maturity.

          Fair value for separate account assets and liabilities is based on quoted market prices of the underlying assets which approximates the carrying amount.

          Fair value for investment-type insurance contracts is estimated by reducing the policyholder liability for applicable surrender or mortality charges, if any.

          Fair value for commitments to extend credit, principally mortgage loans, is calculated using current interest rates that approximate the amount a willing buyer would pay to acquire a similar instrument. The amount of commitments to extend credit at December 31, 1994 and 1993 was $82.4 million and $175.7 million, respectively, which approximates fair value.

          Fair value for accrued investment income approximates the carrying amount.

          Policy loans have no stated maturity dates and are an integral part of the related insurance contract. Accordingly, it is not practicable to estimate a fair value.

                           AMERICAN FRANKLIN COMPANY

     At December 31, the estimated fair values of AFC's financial instruments for which it was practicable to estimate that value, in millions of dollars, are as follows:

                                                    1994                      1993
                                            ---------------------     ---------------------
                                            CARRYING       FAIR       CARRYING       FAIR
                                             AMOUNT       VALUE        AMOUNT       VALUE
                                            --------     --------     --------     --------
    Held-to-maturity......................  $4,896.8     $4,612.5     $4,525.5     $4,992.6
    Trading securities....................     176.5        176.5        271.7        271.7
    Available-for-sale....................     164.4        164.4        138.0        138.0
    First mortgage loans..................     636.2        624.3        537.2        559.4
    Liabilities for investment-type
      contracts, principally individual
      and group annuities.................  (1,908.0)    (1,823.5)    (1,800.8)    (1,713.1)
    Separate account assets/liabilities...     104.3        104.3         86.8         86.8

4. FEDERAL INCOME TAXES

     FLIC and its life company subsidiaries are subject to the life insurance company provisions of the federal tax law. For periods prior to January 31, 1995, AFC and its subsidiaries file a consolidated federal income tax return with their former ultimate parent company, American Brands. On January 31, 1995, AFC was sold to American General (see Note 1). Following the acquisition by American General, AFC and its subsidiaries will file either in the consolidated American General return or in separate returns.

     The method of allocation of tax expense is based upon separate return calculations with current credit for net losses and tax credits. Consolidated Alternative Minimum Tax, if any, is allocated separately. Intercompany tax balances are to be settled no later than thirty (30) days after the date of filing the consolidated return.

     The tax laws in effect prior to 1984 provided for a portion of FLIC's income to be accumulated in a memorandum account designated as the "Policyholders' Surplus Account." No additions may be made to this account after 1983. The amounts accumulated in this account, which aggregated $201 million at December 31, 1994, were not subject to federal income tax, and will become subject to tax only if the account balance exceeds certain prescribed limitations or is distributed by FLIC to AFC. At December 31, 1994, using the statutory rate as of that date, $70 million would be required for possible tax which might become payable, in whole or in part, in future years if any portion of the Policyholders' Surplus Account becomes taxable. No provision has been made in the financial statements for federal income taxes on the amount of the Policyholders' Surplus Account since FLIC does not contemplate distributing such surplus in the foreseeable future.

     A reconciliation between the federal statutory income tax rate and the effective income tax rate follows:

                                                                           1994       1993
                                                                           ----       ----
    Current federal statutory income tax rate............................  35.0%      35.0%
    Adjusted for tax effect of:
      Invested asset items...............................................   0.7       (0.7)
      Other income taxes.................................................   1.1        1.0
      Other..............................................................   2.4        1.3
                                                                           ----       ----
    Effective income tax rate............................................  39.2%      36.6%
                                                                           ====       ====

                           AMERICAN FRANKLIN COMPANY

     The deferred income tax liabilities (assets), in millions of dollars, relate to the following:

                                                                        1994        1993
                                                                       -------     -------
    Deferred policy acquisition costs................................  $ 147.3     $ 141.5
    Policy reserves and liabilities..................................   (144.1)     (115.3)
    Participating policyholders' interests...........................    (67.0)      (63.4)
    Invested and depreciable assets..................................      4.3        11.8
    Present value of future profits..................................     56.9        59.7
    Postretirement benefits..........................................    (12.9)      (11.3)
    State income taxes...............................................     (0.9)        0.7
    Other............................................................     (5.6)       (5.1)
                                                                       -------     -------
                                                                       $ (22.0)    $  18.6
                                                                       =======     =======


                                                                        1994        1993
                                                                       -------     -------
    Total of all deferred tax:
      Liabilities....................................................  $ 220.2     $ 221.7
      Assets.........................................................   (242.2)     (203.1)
                                                                       -------     -------
    Net deferred tax liability.......................................  $ (22.0)    $  18.6
                                                                       =======     =======

5. PARTICIPATING INSURANCE

     Participating insurance accounted for 49% and 51% of the total ordinary insurance in force and premium income from ordinary life participating policies amounted to 61% and 65% of total premiums during 1994 and 1993, respectively.

6. SEPARATE ACCOUNTS

     FLIC administers four separate asset accounts. Three of these issue variable annuity contracts and the fourth has issued a group deposit administration contract for the employees' pension plan. AMFLIC administers two separate accounts in connection with the issue of its Variable Universal Life product.

7. PENSION PLAN

     AFC and its consolidated subsidiaries have one pension plan covering substantially all employees. The plan provides for the payment of retirement benefits, normally commencing at age 65, and also for the payment of certain disability benefits. After meeting certain qualifications, an employee acquires a vested right to future benefits. The benefits payable under the plan are determined on the basis of the employee's length of service and earnings. Annual contributions made to the plan are sufficient to satisfy legal funding requirements.

     Net pension cost, in millions of dollars, included the following components:

                                                                           1994      1993
                                                                           -----     -----
    Service costs........................................................  $ 2.8     $ 2.7
    Interest cost........................................................    4.2       4.4
    Actual return on plan assets.........................................    2.5      (5.9)
    Net amortization and deferral........................................   (6.7)      2.8
                                                                           -----     -----
              Total......................................................  $ 2.8     $ 4.0
                                                                           =====     =====

                           AMERICAN FRANKLIN COMPANY

     The funded status of the plan, in millions of dollars, as of December 31 was as follows:

                                                                            ASSETS EXCEED
                                                                             ACCUMULATED
                                                                              BENEFITS
                                                                           ---------------
                                                                           1994      1993
                                                                           -----     -----
    Accumulated benefit obligation
         Vested..........................................................  $34.8     $40.0
         Nonvested.......................................................    1.1       1.5
                                                                           -----     -----
                                                                           $35.9     $41.5
                                                                           =====     =====
    Projected benefit obligation.........................................  $52.0     $59.6
    Fair value of plan assets, principally equity securities and
      corporate bonds....................................................   49.6      49.9
                                                                           -----     -----
    (Deficiency) of assets over projected benefit obligation.............   (2.4)     (9.7)
    Unrecognized net transition loss.....................................    1.9       2.2
    Unrecognized net loss from experience differences and effects of
      changes in assumptions.............................................    2.8       8.8
                                                                           -----     -----
    Prepaid pension cost.................................................  $ 2.3     $ 1.3
                                                                           =====     =====

     The projected benefit obligation was determined using an assumed discount rate of 8.75% for 1994 and 7.25% for 1993. The assumed rate of compensation used to measure the projected benefit obligation was 5.0% for 1994 and 4.5% for 1993. The assumed long-term rate of return on plan assets used to determine net pension cost was 9.5% for 1994 and 1993.

8. OTHER POSTRETIREMENT BENEFITS

     FLIC provides postretirement health care and life insurance benefits to substantially all employees. Most employees covered continue these benefits when they retire from active service. FLIC pays a portion of the costs of these postretirement benefits which are recognized as expense on a cash basis.

     Effective January 1, 1993, AFC adopted FAS Statement No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," for its retiree benefit plans. Under FAS No. 106, AFC is required to accrue the estimated cost of these benefits during employees' active service periods. AFC previously expensed the cost of these benefits as incurred.

     AFC elected to recognize the one-time transition obligation charge resulting from this change in accounting on the immediate recognition basis. The transition obligation at January 1, 1993 was $31.5 million. The cumulative change in accounting principle, net of $11.0 million of deferred income taxes, was $20.5 million. The increase in ongoing pretax expense for these benefits for 1993 was $3.4 million.

     The components of the postretirement benefit costs are as follows (in millions):

                                                                             1994     1993
                                                                             ----     ----
    Service cost...........................................................  $1.1     $0.8
    Interest cost..........................................................   2.8      2.6
                                                                             ----     ----
              Total........................................................  $3.9     $3.4
                                                                             ====     ====

                           AMERICAN FRANKLIN COMPANY

     The status of the plans at December 31 was as follows (in millions):

                                                                       1994      1993
                                                                       -----     -----
        Accumulated benefit obligation:
          Retirees...................................................  $18.1     $17.9
          Fully eligible active plan participants....................    5.7       5.7
          Other active plan participants.............................   15.5      15.5
          Unrecognized net loss from past experience different from
             that assumed and from changes in assumptions............      -      (5.3)
          Prior service cost.........................................      -       0.1
                                                                       -----     -----
                                                                       $39.3     $33.9
                                                                       =====     =====
        Assumed average discount rate................................   7.25%     7.25%
                                                                       =====     =====

     The assumed health care cost trend rate used in measuring the principal portion of the accumulated benefit obligation at December 31, 1994 and 1993 was 11.75% and 13.25%, respectively, gradually declining to 6% by the year 2007 and remaining at that level thereafter. A one-percentage-point increase in the assumed health care cost trend rate for each year would increase the accumulated benefit obligation as of December 31, 1994 by $4.5 million and the interest cost components of net periodic postretirement benefit costs for 1994 by approximately $0.6 million.

9. PRESCRIBED STATUTORY ACCOUNTING PRACTICES, STOCKHOLDER'S EQUITY AND DIVIDEND RESTRICTION

     FLIC, which is domiciled in Illinois, prepares its statutory financial statements in accordance with accounting principles and practices prescribed or permitted by the Illinois Insurance Department. Prescribed statutory accounting practices include state laws, regulators and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Permitted practices encompass all accounting practices not so prescribed.

     FLIC does not use any significant permitted practice to prepare its statutory financial statements.

     At December 31, 1994 and 1993, FLIC had statutory stockholder's equity of $606.7 million and $619.0 million, respectively. Statutory net income was $28.7 million and $87.2 million at December 31, 1994 and 1993, respectively.

     As determined on a statutory basis, the statutory stockholder's equity and net income of FLIC's subsidiaries, in millions of dollars, were reported as follows:

                                                                              STATUTORY
                                                                           ---------------
                                                                           1994      1993
                                                                           -----     -----
    Stockholder's equity.................................................  $17.5     $20.1
                                                                           =====     =====
    Net income...........................................................  $(4.8)    $(3.6)
                                                                           =====     =====

     Generally, FLIC is restricted by the insurance laws of its domiciliary state as to amounts that can be transferred in the form of dividends, loans, or advances without the approval of the Director of Insurance. Under these restrictions, due to the $250 million extraordinary dividend paid to American Brands on January 30, 1995 (see Note 1), any additional dividends paid through January 30, 1996 will require approval of the Director. Loans or advances in excess of $141.2 million in any twelve-month period will also require approval of the Director.

                           AMERICAN FRANKLIN COMPANY

10. PRESENT VALUE OF FUTURE PROFITS

     An analysis of the changes in the asset for the years ended December 31, in millions of dollars, is as follows:

                                                                          1994       1993
                                                                         ------     ------
    January 1 balance..................................................  $169.9     $175.6
                                                                         ------     ------
      Additions........................................................    13.8        2.2
                                                                         ------     ------
      Amortization.....................................................   (33.9)     (33.4)
      Interest on the unamortized balance..............................    24.9       25.5
                                                                         ------     ------
         Net amortization..............................................    (9.0)      (7.9)
                                                                         ------     ------
    December 31 balance................................................  $174.7     $169.9
                                                                         ======     ======

     Accumulated amortization at December 31, 1994 and 1993 was $140.0 million and $131.1 million, respectively.

     Approximately $8.4 million of present value of future profits will be amortized in each of the next five years.

11. STATEMENT OF CASH FLOWS

     In addition to the cash activities shown in the statements of cash flows, the following transactions, in millions of dollars, occurred:

                                                                          1994       1993
                                                                         ------     ------
    Interest added to annuity and other financial products.............  $170.5     $169.0
                                                                         ======     ======
    Cash paid for income taxes.........................................  $ 68.3     $ 89.7
                                                                         ======     ======
    Fair value of assets acquired under certain assumed reinsurance
      treaties.........................................................  $ 18.3     $204.3
    Unearned revenue...................................................       -        9.3
                                                                         ------     ------
         Policyholder liabilities assumed..............................  $ 18.3     $195.0
                                                                         ======     ======

12. REINSURANCE

     FLIC, in the normal course of business, is engaged in various types of reinsurance transactions, both assumed and ceded. All individual risks in excess of $1.0 million are ceded. Other selected risks are ceded, based on management evaluation, and are approved by the Board of Directors. All ceded insurance transactions are accomplished by fully executed agreements. FLIC remains primarily liable, as the direct insurer, for all indemnity reinsurance agreements.

     FLIC also assumes risks. Ordinary and credit life insurance, annuities and accident and health risks are assumed by FLIC from FLIC's subsidiaries, FULIC and AMFLIC, through separate, Insurance Department approved, treaties. FLIC also assumes certain types of life and annuity insurance on a coinsurance basis. These assumed reinsurance transactions are accomplished by fully executed agreements. FLIC also assumes reinsurance risks through participation in the Servicemen's Group Life Insurance pool.

                           AMERICAN FRANKLIN COMPANY

     FLIC has entered into two 50% indemnity coinsurance agreements, reinsuring single premium deferred annuities. The following, in millions of dollars, is a balance sheet and income statement summary for the coinsurance agreements:

                                                                          1994       1993
                                                                         ------     ------
                                  ASSETS
    Bonds held-to-maturity.............................................  $261.3     $241.0
    Deferred policy acquisition costs..................................     9.2        9.6
                                                                         ------     ------
              Total assets.............................................  $270.5     $250.6
                                                                         ======     ======
                                LIABILITIES
    Investment-type contract deposits..................................  $257.9     $242.9
    Accrued expenses and other liabilities.............................     2.2        1.3
                                                                         ------     ------
              Total liabilities........................................   260.1      244.2
                                                                         ------     ------
                           STOCKHOLDER'S EQUITY
    Total retained earnings and stockholder's equity...................    10.4        6.4
                                                                         ------     ------
              Total liabilities and stockholder's equity...............  $270.5     $250.6
                                                                         ======     ======
                            INCOME AND EXPENSES
    Net investment income..............................................  $ 18.5     $ 17.5
    Realized gains and losses..........................................     0.1        1.3
    Miscellaneous income...............................................     0.4        0.4
                                                                         ------     ------
              Total income.............................................    19.0       19.2
                                                                         ------     ------
    Interest on investment-type contract deposits......................    12.7       12.6
    Commissions........................................................     2.0        3.1
    Acquisition costs deferred.........................................    (1.2)      (2.3)
    Acquisition costs amortized........................................     1.7        1.3
                                                                         ------     ------
              Total benefits and expenses..............................    15.2       14.7
                                                                         ------     ------
              Net income...............................................  $  3.8     $  4.5
                                                                         ======     ======

                           AMERICAN FRANKLIN COMPANY

     The following is a summary balance sheet and income statement, in millions of dollars, for a coinsurance agreement covering single premium deferred annuities, entered into during 1993:

                                                                          1994       1993
                                                                         ------     ------
                                  ASSETS
    Bonds held-to-maturity............................................   $180.4     $    -
    Policy loans......................................................      4.0          -
    Deferred policy acquisition costs.................................      3.4        3.7
    Other assets......................................................      0.2      197.4
                                                                         ------     ------
              Total assets............................................   $188.0     $201.1
                                                                         ======     ======
                               LIABILITIES
    Investment-type contract deposits.................................   $177.5     $188.6
    Unearned revenue..................................................      6.2        3.7
    Accrued expenses and other liabilities............................      2.3        8.8
                                                                         ------     ------
              Total liabilities.......................................    186.0      201.1
                                                                         ------     ------
                           STOCKHOLDER'S EQUITY
    Total retained earnings and stockholder's equity..................      2.0          -
                                                                         ------     ------
              Total liabilities and stockholder's equity..............   $188.0     $201.1
                                                                         ======     ======
                           INCOME AND EXPENSES
    Net investment income.............................................   $ 11.9     $    -
    Realized gains and losses.........................................     (0.1)         -
    Miscellaneous income..............................................      2.4          -
                                                                         ------     ------
              Total income............................................     14.2          -
                                                                         ------     ------
    Interest on investment-type contract deposits.....................      9.9          -
    Commissions.......................................................      1.9        3.7
    Acquisition costs deferred........................................     (0.8)      (3.7)
    Acquisition costs amortized.......................................      1.0          -
                                                                         ------     ------
              Total benefits and expenses.............................     12.0          -
                                                                         ------     ------
              Net income..............................................   $  2.2     $    -
                                                                         ======     ======

     (b) Pro Forma Financial Information.

          The pro forma consolidated financial statements of American General Corporation are on pages 24-32. See the Table of Contents for a list of the financial information contained therein.

          On January 31, 1995, American General Corporation (AGC) through its wholly-owned subsidiary, AGC Life Insurance Company (AGC Life), acquired American Franklin Company (AFC), the holding company of The Franklin Life Insurance Company, pursuant to a Stock Purchase Agreement dated as of November 29, 1994, between AGC and American Brands, Inc. (American Brands). The purchase price was $1.17 billion, consisting of $920 million in cash paid at closing and a $250 million cash dividend paid by AFC to American Brands prior to closing. The dividend was paid on January 30, 1995.

          On December 23, 1994, AGC through AGC Life acquired a 40% interest in Western National Corporation (WNC), the holding company of Western National Life Insurance Company, through the acquisition of 24,947,500 shares of WNC common stock from Conseco, Inc. for $274 million in cash.

          The following unaudited pro forma consolidated balance sheet as of December 31, 1994 consolidates the historical consolidated balance sheets of AGC and AFC as if the AFC acquisition had been effective at December 31, 1994, after giving effect to the purchase accounting and other pro forma adjustments described in the related notes. The unaudited pro forma consolidated statement of income presents the consolidated results of operations of AGC and AFC and reflects AGC's 40% equity in the earnings of WNC for the year ended December 31, 1994, as if the acquisitions had been effective January 1, 1994, after giving effect to the purchase accounting and other pro forma adjustments described in the related notes.

                          AMERICAN GENERAL CORPORATION

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1994
                                  (UNAUDITED)
                                 (IN MILLIONS)

                                                                                    PRO FORMA
                                                                                   ADJUSTMENTS
                                                                                   -----------
                                                              HISTORICAL           RELATING TO
                                                        -----------------------     AMERICAN
                                                         AMERICAN      AMERICAN     FRANKLIN
                                                          GENERAL      FRANKLIN      COMPANY         PRO FORMA
                                                        CORPORATION    COMPANY     ACQUISITION      CONSOLIDATED
                                                        -----------    --------    -----------      ------------
Assets
  Investments
     Fixed maturity securities.........................   $25,700       $5,061       $  (284)(D)      $ 30,477
     Mortgage loans on real estate.....................     2,651          636           (12)(D)         3,275
     Equity securities.................................       224          177          (177)(C)           224
     Policy loans......................................     1,197          334             -             1,531
     Investment real estate............................       564            -             -               564
     Other long-term investments.......................       152           61             -               213
     Short-term investments............................       209          142           (73)(C)           253
                                                                                         (25)(E)
                                                        -----------    --------    -----------      ------------
          Total investments............................    30,697        6,411          (571)           36,537
  Cash.................................................        45            8             -                53
  Finance receivables, net.............................     7,694            -             -             7,694
  Investment in Western National Corporation...........       274            -             -               274
  Deferred policy acquisition costs....................     2,560          511          (511)(F)         2,560
  Cost of insurance purchased..........................       171          175          (175)(F)           923
                                                                                         752(G)
  Acquisition-related goodwill.........................       597           80           (80)(H)           597
  Other assets.........................................     1,356          186             -             1,542
  Assets held in Separate Accounts.....................     2,901          104             -             3,005
                                                        -----------    --------    -----------      ------------
          Total assets.................................   $46,295       $7,475       $  (585)         $ 53,185
                                                        =========      =======     =========         =========
Liabilities
  Insurance and annuity liabilities....................   $29,623       $5,916       $  (100)(I)      $ 35,439
  Debt (short-term)
     Corporate:
       Short-term......................................       639            -           220(J)            859
       Long-term.......................................       836            -           450(J)          1,286
     Real Estate ($361)................................       361            -             -               361
     Consumer Finance ($2,777).........................     7,090            -             -             7,090
  Income tax liabilities...............................       721          (16)          (45)(K)           660
  Other liabilities....................................       620          111             -               731
  Liabilities related to Separate Accounts.............     2,901          104             -             3,005
                                                        -----------    --------    -----------      ------------
          Total liabilities............................    42,791        6,115           525            49,431
                                                        -----------    --------    -----------      ------------
Preferred stock of subsidiary..........................         -            -           250(J)            250
Common stock subject to put contracts..................        47            -             -                47
Shareholders' equity
  Common stock.........................................       364          845          (845)(L)           364
  Net unrealized gains (losses) on securities..........      (935)          (8)            8(L)           (935)
  Retained earnings....................................     4,495          523          (250)(C)         4,495
                                                                                        (273)(L)
  Cost of treasury stock...............................      (467)           -             -              (467)
                                                        -----------    --------    -----------      ------------
          Total shareholders' equity...................     3,457        1,360        (1,360)            3,457
                                                        -----------    --------    -----------      ------------
          Total liabilities and equity.................   $46,295       $7,475       $  (585)         $ 53,185
                                                        =========      =======     =========         =========

           See Notes to Pro Forma Consolidated Financial Statements.

                          AMERICAN GENERAL CORPORATION

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                                  (UNAUDITED)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                 PRO FORMA ADJUSTMENTS
                                                                               -------------------------
                                                            HISTORICAL         RELATING TO   RELATING TO
                                                      ----------------------    AMERICAN       WESTERN
                                                       AMERICAN     AMERICAN    FRANKLIN      NATIONAL
                                                        GENERAL     FRANKLIN     COMPANY     CORPORATION    PRO FORMA
                                                      CORPORATION   COMPANY    ACQUISITION   ACQUISITION   CONSOLIDATED
                                                      -----------   --------   -----------   -----------   ------------
Revenues
  Premiums and other considerations...................   $ 1,210     $  503       $   -         $   -        $  1,713
  Net investment income...............................     2,493        479           9(M)         (4)(T)       2,978
                                                                                     (7)(N)
                                                                                      8(N)
  Finance charges.....................................     1,248          -           -             -           1,248
  Equity in earnings of Western National
     Corporation......................................         -          -           -            27(U)           27
  Realized investment gains (losses)..................      (172)       (14)         14(O)          -            (172)
  Other...............................................        62         68           -             -             130
                                                      -----------   --------   -----------   -----------   ------------
          Total revenues..............................     4,841      1,036          24            23           5,924
                                                      -----------   --------   -----------   -----------   ------------
Benefits and expenses
  Insurance and annuity benefits......................     2,224        721           5(P)          -           2,950
  Operating costs and expenses........................     1,013        108          (3)(Q)         -           1,118
  Commission expense..................................       400        126           -             -             526
  Change in deferred policy acquisition costs.........      (142)       (40)        (71)(Q)         -            (253)
  Amortization of cost of insurance purchased.........        18          9          (9)(Q)         -              59
                                                                                     41(R)
  Interest expense
     Corporate........................................       110          -          48(S)         11(T)          169
     Consumer Finance.................................       416          -           -             -             416
                                                      -----------   --------   -----------   -----------   ------------
          Total benefits and expenses.................     4,039        924          11            11           4,985
                                                      -----------   --------   -----------   -----------   ------------
Earnings
  Income before income tax expense....................       802        112          13            12             939
  Income tax expense..................................       289         44           5(K)         (5)(K)         341
                                                                                                    8(U)
                                                      -----------   --------   -----------   -----------   ------------
  Income before dividends on preferred stock
     of subsidiary....................................       513         68           8             9             598
  Dividends on preferred stock of subsidiary..........         -          -         (14)(S)         -             (14)
                                                      -----------   --------   -----------   -----------   ------------
          Net income..................................   $   513     $   68       $  (6)        $   9        $    584
                                                      =========     =======    ========      =========      =========
Earnings per share and average shares outstanding:
  Primary:
     Net income.......................................   $  2.45                                             $   2.79
                                                      =========                                             =========
     Average shares outstanding (in thousands)........   209,403                                              209,403
                                                      =========                                             =========
  Fully diluted:
     Net income.......................................   $  2.45                                             $   2.79
                                                      =========                                             =========
     Average shares outstanding (in thousands)........   209,420                                              209,420
                                                      =========                                             =========

           See Notes to Pro Forma Consolidated Financial Statements.

                          AMERICAN GENERAL CORPORATION

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE A. BASIS OF PRESENTATION

     On January 31, 1995, American General Corporation (AGC) through its wholly-owned subsidiary, AGC Life Insurance Company (AGC Life), acquired American Franklin Company (AFC), the holding company of The Franklin Life Insurance Company, pursuant to a Stock Purchase Agreement dated as of November 29, 1994, between AGC and American Brands, Inc. (American Brands). The purchase price was $1.17 billion, consisting of $920 million in cash paid at closing and a $250 million cash dividend paid by AFC to American Brands prior to closing. The dividend was paid on January 30, 1995.

     On December 23, 1994, AGC through AGC Life acquired a 40% interest in Western National Corporation (WNC), the holding company of Western National Life Insurance Company, through the acquisition of 24,947,500 shares of WNC common stock from Conseco, Inc. for $274 million in cash.

     The unaudited pro forma consolidated balance sheet as of December 31, 1994 consolidates the historical consolidated balance sheets of AGC and AFC as if the AFC acquisition had been effective at December 31, 1994, after giving effect to the purchase accounting and other pro forma adjustments described in the related notes. The unaudited pro forma consolidated statement of income presents the consolidated results of operations of AGC and AFC and reflects AGC's 40% equity in the earnings of WNC for the year ended December 31, 1994, as if these acquisitions had been effective January 1, 1994, after giving effect to the purchase accounting and other pro forma adjustments described in the related notes.

     The unaudited pro forma consolidated financial statements and the related notes reflect the application of the purchase method of accounting for the AFC acquisition. Under this method, the purchase price is allocated to the assets acquired and liabilities assumed based on their respective estimated fair values at December 31, 1994 (the assumed acquisition date for purposes of the pro forma consolidated balance sheet), including an adjustment for income tax effects for the difference between the assigned values and the tax basis of the assets and liabilities. As described in the related notes, estimates of the fair values of AFC's assets and liabilities have been consolidated with the recorded book values of the assets and liabilities of AGC. The purchase method of accounting has also been applied to the financial statements of WNC before recording AGC's 40% of WNC's earnings using the equity method of accounting.

     The unaudited pro forma consolidated financial statements will change due to the results of AFC's operations and varying market conditions from December 31, 1994 through January 31, 1995, the actual acquisition date. Prior to completion of accounting for both the AFC and the WNC acquisitions, changes to the purchase accounting adjustments included in the unaudited pro forma consolidated financial statements are anticipated as the valuations of acquired assets and assumed liabilities are finalized. Accordingly, the actual consolidated financial statements of AGC reflecting the AFC and the WNC acquisitions will differ from the pro forma financial statements included herein. The unaudited pro forma consolidated financial statements are intended for informational purposes only and may not necessarily be indicative of AGC's future financial position or future results of operations.

     AGC anticipates first year cost savings of $8 million, primarily associated with centralizing AFC's investment management function at AGC immediately following the acquisition. This expected savings has been included in the pro forma consolidated financial statements (see Note N). AGC projects additional future cost savings, the extent and timing of which may vary from management's expectations. No adjustment has been included in the pro forma consolidated financial statements for these additional projected cost savings.

                          AMERICAN GENERAL CORPORATION

                                  (UNAUDITED)

NOTE B. ALLOCATION OF PURCHASE PRICE -- AFC

     The total acquisition cost of AFC is allocated as follows:

                                  (IN MILLIONS)
        Net assets of AFC at December 31, 1994...........................     $ 1,360
        Less dividend paid prior to acquisition..........................        (250)
                                                                           -------------
        Net assets purchased.............................................       1,110
                                                                           -------------
        Increase (decrease) in AFC's net asset value at December 31, 1994 to estimated fair value:
             Held-to-maturity fixed maturity securities..................        (284)
             Mortgage loans on real estate...............................         (12)
             Deferred policy acquisition costs...........................        (511)
             Cost of insurance purchased (historical)....................        (175)
             Cost of insurance purchased.................................         752
             Acquisition-related goodwill................................         (80)
             Insurance and annuity liabilities...........................         100
             Income tax liabilities......................................          45
                                                                           -------------
                  Total estimated fair value adjustments.................        (165)
        Acquisition-related costs (see Note E)...........................         (18)
                                                                           -------------
                  Total acquisition cost.................................         927
                  AGC transaction costs (see Note E).....................          (7)
                                                                           -------------
                  Cash purchase price....................................     $   920
                                                                            =========

     Each of the above allocations is described in more detail in the following notes to the pro forma consolidated financial statements.

     As explained in Note A, purchase accounting adjustments will change as additional information becomes available, affecting the ultimate allocation of the purchase price.

NOTE C. DIVIDEND

     Prior to AGC's purchase of AFC, AFC paid a cash dividend of $250 million to its shareholder (see Note A). For purposes of the pro forma consolidated financial statements, the dividend was assumed to be funded by liquidating $177 million of equity securities and $73 million of short-term investments.

NOTE D. FIXED MATURITY SECURITIES AND MORTGAGE LOANS ON REAL ESTATE

     AFC's fixed maturity securities and mortgage loans on real estate are restated to fair value as of the assumed date of the acquisition to reflect discounts of $284 million and $12 million, respectively. In addition, all fixed maturity securities are classified as available-for-sale.

NOTE E. SHORT-TERM INVESTMENTS

     Short-term investments are adjusted to reflect the liquidation of securities to fund $7 million in projected transaction costs for legal and investment banking expenses and $18 million in one-time acquisition-related costs to achieve expense reductions, the full extent and timing of which have not been determined.

                          AMERICAN GENERAL CORPORATION

                                  (UNAUDITED)

NOTE F. DEFERRED POLICY ACQUISITION COSTS (DPAC) AND HISTORICAL COST OF
        INSURANCE PURCHASED (CIP)

     DPAC and historical CIP of AFC are eliminated since these amounts are reflected in the determination of the new CIP (see Note G).

NOTE G. NEW CIP

     CIP reflects the estimated fair value of the business in force and represents the portion of the purchase price that is allocated to the value of the right to receive future cash flows from insurance contracts existing at the assumed date of the acquisition. Such value is the actuarially-determined amount that, when amortized into income, results in expected earnings that meet the profit objective of AGC. This profit objective is an expected aftertax rate of return of 13.5% on capital required to support the business in force. This rate of return is believed to be appropriate based on considerations of the relative risk associated with realizing the expected cash flows, the cost of capital to AGC to fund the acquisition, and the operating environment of AFC, namely, the regulatory and tax factors affecting future profitability and the profit objectives of AGC for newly issued policies.

     The value allocated to CIP is based on a preliminary valuation; accordingly, this amount will be adjusted after final determination of the value. On a pro forma basis, assuming that the acquisition occurred at December 31, 1994, expected gross amortization using current assumptions and accretion of interest based on an interest rate equal to the liability or contract rate (5% to 8%), for each of the years in the five-year period ending December 31, 1999, is as follows:

    (IN MILLIONS)

              YEAR ENDING             BEGINNING       GROSS         ACCRETION         NET         ENDING
              DECEMBER 31,             BALANCE     AMORTIZATION    OF INTEREST    AMORTIZATION    BALANCE
            ---------------           ---------    ------------    -----------    ------------    -------
      1995..........................    $ 752          $ 97            $56            $ 41         $ 711
      1996..........................      711            93             53              40           671
      1997..........................      671            89             50              39           632
      1998..........................      632            84             47              37           595
      1999..........................      595            79             45              34           561

NOTE H. ACQUISITION-RELATED GOODWILL

     Goodwill recorded on AFC's historical consolidated financial statements is eliminated under purchase accounting. No goodwill is associated with the acquisition because the excess of the cost of the investment in AFC over the fair value of the tangible net assets acquired is fully reflected in CIP.

NOTE I. INSURANCE AND ANNUITY LIABILITIES

     AFC's insurance and annuity liabilities are restated at the assumed acquisition date to a value that reflects changes due to purchase accounting, primarily related to reserves for AFC's participating life insurance contracts.

                          AMERICAN GENERAL CORPORATION

                                  (UNAUDITED)

NOTE J. DEBT AND PREFERRED STOCK OF SUBSIDIARY

     Short-term and long-term corporate debt and preferred stock of subsidiary are increased at December 31, 1994 to reflect the expected components of the permanent financing of the AFC acquisition. At closing, the transaction was financed by short-term floating-rate corporate debt at an average rate of 6%. The pro forma consolidated financial statements reflect the expected permanent financing of the transaction, as follows:

    (IN MILLIONS)                                                       AMOUNT         ASSUMED
                             TYPE OF ISSUE                            OUTSTANDING       RATE
    ---------------------------------------------------------------  -------------     -------
    Short-term floating-rate corporate debt........................      $ 220           6.11%
    Long-term fixed-rate corporate debt............................        450           7.75%
    Preferred stock of subsidiary..................................        250           8.75%
                                                                        ------
              Total................................................      $ 920
                                                                     =========

     The assumed floating rate for short-term corporate debt, expected to be issued on a staggered maturity basis, is based on AGC's current portfolio rate with a 25 day average portfolio maturity. The assumed rate for the long-term fixed-rate corporate debt is based on the current 10 year Treasury rate plus 65 basis points. The assumed rate for preferred stock of subsidiary is based on the current estimate from investment bankers.

NOTE K. INCOME TAX LIABILITIES

     All of the applicable pro forma consolidated financial statement adjustments, except goodwill amortization, are tax effected at an assumed effective income tax rate of 37% for AFC and 35% for WNC.

NOTE L. SHAREHOLDERS' EQUITY

     Shareholder's equity recorded on AFC's historical consolidated financial statements is eliminated in consolidation.

NOTE M. ACCRETION OF DISCOUNT ON FIXED MATURITY SECURITIES AND MORTGAGE LOANS ON
        REAL ESTATE

     AFC's historical consolidated financial statements accrete the difference between par value and amortized cost of fixed maturity securities and mortgage loans to income on an effective yield basis over the remaining lives of the individual fixed maturity securities and mortgage loans. The pro forma consolidated financial statements are adjusted to reflect additional accretion of the difference, at the assumed acquisition date, between amortized cost and fair value of these same fixed maturity securities and mortgage loans.

     Expected incremental accretion of the discount on fixed maturity securities and mortgage loans for the next five years is $9 million, $11 million, $14 million, $16 million, and $19 million (pretax), respectively.

NOTE N. NET INVESTMENT INCOME

     The liquidation by AFC of its investments to fund the $250 million cash dividend prior to the acquisition (see Note C) is expected to reduce net investment income by $6 million (pretax) per year.

     The liquidation of $25 million of short-term investments to fund transaction and acquisition-related costs (see Note E) is expected to reduce interest income by $1 million (pretax) per year.

     Annual projected expense savings of $8 million, primarily associated with centralizing AFC's investment management function at AGC immediately following the acquisition, are included in the pro forma consolidated financial statements.

                          AMERICAN GENERAL CORPORATION

                                  (UNAUDITED)

NOTE O. REALIZED INVESTMENT GAINS (LOSSES)

     Realized and unrealized investment losses of $31 million (pretax) on trading securities recorded by AFC in 1994 are reversed since equity securities were assumed to be liquidated prior to the acquisition to fund the cash dividend to AFC's shareholder (see Note C). For purposes of the pro forma consolidated financial statements, the dividend is assumed to occur on January 1, 1994.

     Realized investment gains of $17 million (pretax) on fixed maturity securities recorded by AFC in 1994 are reversed for purposes of the pro forma consolidated financial statements, since they will not be a component of total revenues in the future. The gains realized by AFC were indicative of the low interest rate environment that prevailed in early 1994. Assuming the acquisition occurred at January 1, 1994, these gains would not have been realized because AGC's purchased bases in the securities sold would have been higher.

NOTE P. INSURANCE AND ANNUITY BENEFITS

     AFC's historical insurance and annuity benefits are increased primarily to reflect the change in the pattern of reserving for future benefits for AFC's participating life insurance contracts (see Note I).

NOTE Q. AMORTIZATION EXPENSE -- DPAC, CIP, AND ACQUISITION-RELATED GOODWILL

     The expense recorded on AFC's historical consolidated financial statements for the amortization of DPAC, historical CIP, and acquisition-related goodwill is reversed to reflect the elimination of the related intangible assets (see Notes F and H).

NOTE R. AMORTIZATION OF CIP

     CIP is amortized in relation to estimated profits on the policies purchased with interest equal to the liability or contract rates (5% to 8%)(see Note G).

NOTE S. INTEREST EXPENSE AND DIVIDENDS ON PREFERRED STOCK OF SUBSIDIARY

     Interest expense is increased to reflect the issuance of long-term fixed-rate corporate debt and short-term floating-rate corporate debt in connection with the expected permanent financing of the AFC acquisition (see Note J). The components of pretax interest expense are as follows:

                                                                                        ANNUAL
    (IN MILLIONS)                                           ASSUMED       AMOUNT        INTEREST
                        TYPE OF ISSUE                        RATE       OUTSTANDING     EXPENSE
    ------------------------------------------------------  -------     -----------     -------
    Short-term floating-rate corporate debt...............    6.11%        $ 220          $13
    Long-term fixed-rate corporate debt...................    7.75%          450           35
                                                                        -----------     -------
                                                                           $ 670          $48
                                                                        =========       ======

A 1% increase/decrease in the short-term floating rate would increase/decrease the above pro forma interest expense by approximately $2 million (pretax) per year. A 1% increase/decrease in the long-term fixed rate would increase/decrease the above pro forma interest expense by approximately $5 million (pretax) per year.

     Dividends on preferred stock of subsidiary are assumed to be at a pretax rate of 8.75% on $250 million of preferred stock issued in connection with the expected permanent financing of the AFC acquisition. The dividends are shown net of an $8 million tax benefit per year to reflect the tax deductibility of these dividends (see Note J).

                          AMERICAN GENERAL CORPORATION

                                  (UNAUDITED)

NOTE T. INTEREST EXPENSE AND NET INVESTMENT INCOME -- WNC

     The purchase of WNC was funded as follows:

                                  (IN MILLIONS)
        Sale of equity securities........................................      $  59
        Sale or maturity of short-term investments.......................         39
        Issuance of short-term floating-rate debt........................        176
                                                                               -----
                  Total..................................................      $ 274
                                                                               =====

     Interest expense is increased, and net investment income is reduced, to reflect the liquidation of investments and the issuance of short-term debt to fund the acquisition of the 40% interest in WNC. Interest expense of $11 million is calculated at an assumed rate of 6.11% per year on $176 million of short-term debt. Foregone net investment income is calculated as follows:

                                                                                      ANNUAL
                                                                                     FOREGONE
                                                                                       NET
    (IN MILLIONS)                                            ASSUMED     AMOUNT     INVESTMENT
                      TYPE OF ISSUE SOLD                      RATE        SOLD        INCOME
    -------------------------------------------------------  -------     ------     ----------
    Equity securities......................................  3.37%        $ 59          $2
    Short-term investments.................................  6.25%          39           2
                                                                          ----          --
                                                                          $ 98          $4
                                                                          =====         ====

NOTE U. EQUITY IN EARNINGS OF WNC

     The purchase price of WNC was allocated as follows:

                             (IN MILLIONS)
        40% of net assets of WNC at December 23, 1994..........          $ 136
        Increase (decrease) in WNC's net asset value at
          December 23, 1994 to estimated fair value:
             Mortgage loans on real estate.....................             (5)
             Credit-tenant loans...............................             (5)
             Deferred policy acquisition costs.................           (144)
             Cost of insurance purchased (historical)..........            (42)
             Cost of insurance purchased.......................            232
             Acquisition-related goodwill......................            136
             Insurance and annuity liabilities.................            (23)
             Income tax liabilities............................             (1)
             Other assets/liabilities..........................            (10)
                                                                        ------
                  Total estimated fair value adjustments.......            138
                                                                        ------
                  Cash purchase price..........................          $ 274
                                                                        ======

     The investment in WNC is reported using the equity method of accounting. AGC records 40% of earnings of WNC, adjusted for purchase accounting and other pro forma adjustments. The equity in earnings of WNC is tax effected by AGC at 35%, less an estimated dividends received deduction.

                          AMERICAN GENERAL CORPORATION

                                  (UNAUDITED)

     The equity in earnings of WNC and AGC's related tax expense are calculated as follows:

                                                                              YEAR ENDED
                                 (IN MILLIONS)                             DECEMBER 31, 1994
                                                                           -----------------
        40% of WNC's earnings..........................................          $  29
        Purchase accounting adjustments:
          Reversal of amortization expense.............................              8
          Accretion of discount on fixed maturity securities...........              7
          Release of reserves..........................................              1
          Amortization of CIP..........................................            (24)
        Pro forma adjustments:
          Reduction in investment management fee.......................              3
          Reversal of realized investment losses.......................             14
          Reversal of trading gains....................................             (1)
                                                                                ------
        Taxable adjustments............................................              8
        Tax effect on above adjustments................................             (3)
        Amortization of goodwill.......................................             (7)
                                                                                ------
                  Equity in earnings of WNC............................             27
        AGC tax on undistributed earnings*.............................              8
                                                                                ------
                  Net aftertax equity in earnings of WNC...............          $  19
                                                                           =============

        *Reflects dividends received deduction.

     Dividends received from WNC, at an assumed annual rate of $.16/share or $1 million per quarter, reduce AGC's investment in WNC and have no impact on the pro forma consolidated statement of income, except for the dividends received deduction.

- ---------------

(c) Exhibits.

     The following document is filed as an exhibit to this report in accordance with Item 601 of Regulation S-K.

Exhibit 23  Consent of Coopers & Lybrand, L.L.P.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            AMERICAN GENERAL CORPORATION

                                            By:     /s/  AUSTIN P. YOUNG
                                                --------------------------------
                                                       Austin P. Young
                                                  Senior Vice President and
                                                   Chief Financial Officer

Dated: April 14, 1995

                               INDEX TO EXHIBITS

EXHIBIT
 NUMBER                  DESCRIPTION
- --------                 -----------
    23     Consent of Coopers & Lybrand, L.L.P.